Exhibit 10.1

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FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of September 17, 2010 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Metropolitan”), as Landlord (“Landlord”), and CODEXIS, INC., a Delaware corporation (“Codexis”), as Tenant (“Tenant”), with reference to the following facts (“Recitals”):

A. Landlord and Tenant are the parties to that certain written lease which is comprised of the following: that certain written Lease, dated as of October     , 2003 [sic], by and between Landlord and Tenant (the “Original Lease”) for certain premises described therein and commonly known as 501 Chesapeake Drive which is a part of Building 3 (the “501 Chesapeake Space”) and all the rentable area of Building 4 (consisting of 200 and 220 Penobscot Drive (collectively, the “200 & 220 Penobscot Space”, and together with the 501 Chesapeake Space are referred to collectively as the “Original Premises”), all as more particularly described in the Original Lease; as amended by that certain First Amendment to Lease, dated as of June 1, 2004, by and between Landlord and Tenant (the “First Amendment”); as amended by that certain Second Amendment to Lease, dated as of March 9, 2007, by and between Landlord and Tenant (the “Second Amendment”) for certain premises described therein and commonly known as 640 Galveston Drive, which is part of Building 5 (the “640 Galveston Space”), all as more particularly described in the Second Amendment; and as amended by that certain Third Amendment to Lease, dated as of March 31, 2008, by and between Landlord and Tenant (the “Third Amendment”) for certain premises described therein and commonly known as 400 Penobscot Drive, which is the entire Building 2 (the “Building 2 Space”), all as more particularly described in the Third Amendment. The Original Lease, as amended, is referred to for purposes of this Amendment as the “Existing Lease”.

B. Landlord and Tenant desire to provide for extension of the Term of the 501 Chesapeake Space and other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

Section 2. Confirmation of Term. Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary: (a) as contemplated by the Existing Lease, the Expiration Date of the Term of the Lease of the Original Premises is January 31, 2011; (b) as contemplated by the Existing Lease, the 640 Galveston Expiration Date is April 30, 2012; and (c) as contemplated by the Existing Lease, the Building 2 Expiration Date is March 31, 2013.

Section 3. Extension of Term for 501 Chesapeake Space. Landlord and Tenant agree that the Term for the 501 Chesapeake Space is hereby extended for the period of twenty-four (24) months (the “501 Chesapeake Extended Term”) commencing on February 1, 2011 (the “501 Chesapeake Extension Commencement Date”) and expiring January 31, 2013 (hereafter, the “501 Chesapeake Expiration Date”), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of

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the current Term for the 501 Chesapeake Space only, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension of such space; provided, however, with respect to the 501 Chesapeake Space only, the Option to Extend set forth in Section 26.21 of the Original Lease shall apply to extend the 501 Chesapeake Extended Term instead of the initial Term for the 501 Chesapeake Space, and the Option to Extend shall be modified as follows (such Option, as modified, may be referred to as the “501 Chesapeake Option to Extend”): (a) there shall be a separate and distinct Option Term with respect to the 501 Chesapeake Space which shall commence immediately after the 501 Chesapeake Expiration Date and shall expire two (2) years thereafter (the “501 Chesapeake Option Term”); (b) the calculation of the Prevailing Market Rent for the 501 Chesapeake Option Term shall be determined for the 501 Chesapeake Space and the type and quality of tenant improvements for it, but the monthly rate of the Option Term Rent for the 501 Chesapeake Space shall be not less than the monthly rate of the Preceding Rent for the last month of the 501 Chesapeake Extended Term; and (c) the period within which the 501 Chesapeake Option to Extend may be exercised shall be calculated in reference to the 501 Chesapeake Expiration Date.

Section 4. Amendment of Rent for 501 Chesapeake Extended Term. Notwithstanding any provision of the Existing Lease to the contrary, commencing on 501 Chesapeake Extension Commencement Date and continuing through the 501 Chesapeake Expiration Date, the amount of Monthly Base Rent due and payable by Tenant for the 501 Chesapeake Space shall be:

Period from/to	Monthly Amount
February 1, 2011 to January 31, 2012	$17,852.80
February 1, 2012 to January 31, 2013	$18,388.38

Section 5. “AS IS” Condition. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the 501 Chesapeake Extended Term and accepts the 501 Chesapeake Space in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Space; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation. Tenant acknowledges that Tenant presently occupies and has occupied the 501 Chesapeake Space since the Commencement Date of the Existing Lease.

Section 6. Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by CB Richard Ellis (“Tenant’s Broker”) and, except for Tenant’s Broker and Cornish and Carey Commercial (“Landlord’s Broker”) identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord and Landlord’s Broker harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, Tenant with respect to the subject matter of this Amendment, except for Landlord’s Broker and except for a commission payable to Tenant’s Broker to the extent provided for in a separate written agreement between Tenant’s Broker and Landlord’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. Such commission shall include an amount to be shared by Landlord’s Broker with Tenant’s Broker as agreed to by Tenant’s Broker and Landlord’s Broker in a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord such that Tenant’s Broker will receive a commission equal to one dollar ($1.00) per rentable square foot per year of the Term. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

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Section 7. Time of Essence. Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Amendment.

Section 8. Attorneys’ Fees. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

Section 9. Effect of Headings; Recitals: Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

Section 10. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

Section 11. OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with this Lease, there is one or more Guarantors of Tenant’s obligations under this Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of this Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Lease is true and complete.

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Section 12. Ratification. Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Execution Date, there are no uncured material defaults or unfulfilled material obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

Section 13. Authority. Each person executing this Amendment represents and warrants that he or she is duly authorized and empowered to execute it, and does so as the act of and on behalf of the party indicated below. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of due authorization and execution of this Amendment.

Section 14. Counterparts. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	CODEXIS, INC.,
a Delaware corporation

	By:	/s/ Alan Shaw

Print Name:	Alan Shaw

Title:	President
(Chairman of Board, President or Vice President)

By:	/s/ Doug Sheehy

Print Name:	Doug Sheehy

Title:	SVP, General Counsel and Secretary
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Joel R. Redmon

Print Name:	Joel R. Redmon

Title:	Director

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